                                                                     Exhibit 2.1

                             AMENDED AND RESTATED


                         AGREEMENT AND PLAN OF MERGER


                                     AMONG


                             CAIS INTERNET, INC.,


                                  CIAM CORP.


                                      AND


                                  ATCOM, INC.


                                  DATED AS OF


                                August 4, 1999

                               TABLE OF CONTENTS

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INDEX OF SCHEDULES AND EXHIBITS...............................................    V

ARTICLE I. THE MERGER.........................................................    2

 1.1    The Merger............................................................    2
 1.2    The Effective Time....................................................    2
 1.3    The Surviving Corporation.............................................    2

ARTICLE II. TREATMENT OF SHARES..............................................     3

 2.1    Certain Definitions...................................................    3
 2.2    Conversion of Shares..................................................    3
 2.3    Mechanics of Exchange.................................................    4
 2.4    Escrow................................................................    5
 2.5    Dividends; Transfer Taxes.............................................    5
 2.6    No Fractional Shares..................................................    5
 2.7    Closing of Atcom Transfer.............................................    5
 2.8    Closing...............................................................    5
 2.9    Supplementary Action..................................................    6
 2.10   Dissenting Shares.....................................................    6
 2.11   Registration of Option Shares.........................................    6
 2.12   Contingent Consideration..............................................    7
 2.13   Restricted Stock......................................................    7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ATCOM..........................    8

 3.1    Organization, Good Standing, Qualification............................    8
 3.2    Articles of Incorporation and Bylaws; Records.........................    8
 3.3    Capitalization........................................................    9
 3.4    Authority; Binding Nature of Agreements...............................   10
 3.5    Non-Contravention; Consents...........................................   10
 3.6    Intellectual Property.................................................   11
 3.7    Proceedings; Orders...................................................   12
 3.8    Financial Statements..................................................   13
 3.9    Title to Assets.......................................................   13
 3.10   Contracts.............................................................   14
 3.11   Employees.............................................................   15
 3.12   Compliance with Legal Requirements....................................   15
 3.13   Governmental Authorizations...........................................   16


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 3.14   Tax Matters............................................................    16
 3.15   Securities Laws Compliance; Registration Rights........................    18
 3.16   Finders and Brokers; Fees..............................................    18
 3.17   Environmental Compliance...............................................    18
 3.18   Insurance..............................................................    18
 3.19   Related Party Transactions.............................................    19
 3.20   Absence of Changes.....................................................    20
 3.21   Powers of Attorney.....................................................    21
 3.22   Benefit Plans; ERISA...................................................    21
 3.23   Bank Accounts..........................................................    23
 3.24   Year 2000 Compliance...................................................    23
 3.25   Disclosure.............................................................    24
 3.26   Due Diligence Information..............................................    24

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE
                 COMPANY AND CAIS..............................................    24

 4.1    Organization; Good Standing............................................    24
 4.2    CAIS Common Stock......................................................    25
 4.3    Authority; Binding Nature of Agreements................................    25
 4.4    Non-Contravention; Consents............................................    26
 4.5    Finders and Brokers....................................................    27
 4.6    Reports and Financial Statements; Absence of Certain Changes...........    27
 4.7    Compliance with Applicable Law.........................................    28
 4.8    Complete Copies of Requested Reports...................................    28
 4.9    Full Disclosure........................................................    28
 4.10   Proceeding; Orders; Current Reports....................................    28

ARTICLE V. COVENANTS OF ATCOM..................................................    29

 5.1    Access and Investigation...............................................    29
 5.2    Operation of Business..................................................    29
 5.3    Filings and Consents; Cooperation......................................    31
 5.4    Notification; Updates to Disclosure Schedule...........................    32
 5.5    Payment of Indebtedness by or Due to Related Parties...................    32
 5.6    No Negotiation or Solicitation.........................................    33
 5.7    Commercially Reasonable Efforts........................................    33
 5.8    Confidentiality; Publicity.............................................    33
 5.9    Taxes..................................................................    34
 5.10   Atcom Shareholder's Consent............................................    34
 5.11   Tax Certificate........................................................    34
 5.12   Tax-Free Treatment.....................................................    34

ARTICLE VI. COVENANTS OF CAIS..................................................    34

 6.1    Notification...........................................................    34


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 6.2    Filings and Consents; Cooperation......................................    35
 6.3    Commercially Reasonable Efforts........................................    35
 6.4    Confidentiality; Publicity.............................................    36
 6.5    Cooperation............................................................    36
 6.6    Disclosure of Trade Secrets............................................    36
 6.7    Indemnification and Insurance..........................................    37
 6.8    Tax Certificate........................................................    37
 6.9    Tax-Free Treatment.....................................................    37

ARTICLE VII. CLOSING CONDITIONS OF CAIS AND THE COMPANY........................    37

 7.1    Accuracy of Representations and Warranties.............................    37
 7.2    Additional Conditions to Closing.......................................    38
 7.3    Performance of Agreements..............................................    38
 7.4    Consents...............................................................    38
 7.5    No Material Adverse Change.............................................    39
 7.6    Atcom Closing Certificates.............................................    39
 7.7    Transactional Agreements...............................................    39
 7.8    Dissenting Shares......................................................    40
 7.9    Employment Agreements..................................................    40
 7.10   Noncompetition Agreement...............................................    40
 7.11   Certificate relating to "Tax-Free" treatment...........................    40
 7.12   Conversion of Preferred Stock and Exercise of Certain Atcom Warrants...    40

ARTICLE VIII. CLOSING CONDITIONS OF ATCOM......................................    40

 8.1    Employment Agreements..................................................    40
 8.2    Accuracy of Representations and Warranties.............................    40
 8.3    Additional Conditions to Closing.......................................    41
 8.4    CAIS Closing Certificates..............................................    41
 8.5    No Material Adverse Change.............................................    42
 8.6    Performance of Agreements..............................................    42
 8.7    Consents...............................................................    42
 8.8    Registration Rights Agreement..........................................    42
 8.9    CAIS Stock.............................................................    43
 8.10   Consulting Agreement...................................................    43
 8.11   Certificate relating to "Tax-Free" treatment...........................    43
 8.12   Conversion of Preferred Stock and Exercise of certain Atcom.Warrants...    43
 8.13   Payment of Costs and Expenses..........................................    43

ARTICLE IX. FURTHER ASSURANCES.................................................    43


ARTICLE X. SURVIVAL; INDEMNIFICATION...........................................    43

 10.1   Survival...............................................................    43


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 10.2   Indemnification by Shareholders.........................................  44
 10.3   Indemnification by CAIS and the Company.................................  44
 10.4   Third Person Claims.....................................................  45
 10.5   Method of Payment.......................................................  46
 10.6   Limitations.............................................................  46
 10.7   Maximum Liability and Remedies..........................................  46
 10.8   Exceptions to Limitations...............................................  46
 10.9   Shareholder Representative..............................................  46

ARTICLE XI. RESTRICTIONS ON CAIS COMMON STOCK...................................  47

 11.1   Restrictive Legend......................................................  47
 11.2   Lock-Up Agreement.......................................................  48

ARTICLE XII. TERMINATION........................................................  48

 12.1   Termination.............................................................  48
 12.2   Termination Procedures..................................................  49
 12.3   Effect of Termination...................................................  49

ARTICLE XIII. MISCELLANEOUS.....................................................  50

 13.1   Expenses................................................................  50
 13.2   Entire Agreement........................................................  50
 13.3   Press Releases and Public Announcements.................................  50
 13.4   Counterparts............................................................  51
 13.5   Descriptive Headings....................................................  51
 13.6   Notices.................................................................  51
 13.7   Choice of Law...........................................................  51
 13.8   Binding Effect; Benefits................................................  52
 13.9   Assignability...........................................................  52
 13.10  Waiver and Amendment....................................................  52
 13.11  Attorneys' Fees.........................................................  52

                        INDEX OF SCHEDULES AND EXHIBITS



     Exhibits:
     --------

     A.  Certain Definitions

     B.  Form of Escrow Agreement

     C.  Form of Key Employee Employment Agreement

     D.  Form of Atcom Tax Certificate

     E.  Form of Non-Competition Agreement

     F.  Form of Registration Rights Agreement

     G.  Form of Senturia Consulting Agreement

     H.  Form of CAIS Tax Certificate


     Schedules:
     ---------

     1.  Atcom Securityholders

     Atcom Disclosure Schedule

                                       V

                             AMENDED AND RESTATED
                             --------------------

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of August 4, 1999, is entered into by and among CAIS Internet, Inc., a Delaware corporation ("CAIS"), CIAM Corp., a California corporation (the "Company"), and Atcom, Inc., a California corporation ("Atcom").

                                   RECITALS

     A. The respective Boards of Directors of each of the Company, CAIS and Atcom have determined that it is in the best interests of their respective companies and shareholders that the Company and Atcom combine into a single company through the statutory merger of the Company with and into Atcom, with Atcom as the surviving corporation (the "Merger").

     B. CAIS, as the sole shareholder of the Company, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the General Corporation Law of the State of California ("CGCL") and the Articles of Incorporation and Bylaws of the Company.

     C. Pursuant to the Merger, among other things, the outstanding shares of Atcom Common Stock shall be exchanged for CAIS Common Stock and all options or warrants for the purchase of Atcom Common Stock shall become options or warrants for the purchase of CAIS Common Stock.

     D. The parties to the Agreement intend that the Merger qualify as a "merger," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Atcom, the Company and CAIS will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

     E.   Certain capitalized terms used in this Agreement are defined on
Exhibit A.
---------

                                   AGREEMENT

     In consideration of the agreements, provisions and covenants set forth below, Atcom, the Company and CAIS hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, on the Effective Time (as defined below), the Company shall be merged with and into Atcom, Atcom shall be the surviving corporation (sometimes called the "Surviving Corporation") in such Merger and the separate existence of the Company shall thereupon cease. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, on the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Atcom shall vest in the Surviving Corporation.

     1.2  The Effective Time.

     The Merger shall become effective when a properly executed certificate or agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL is duly filed with the Secretary of State of the State of California, which filing shall be made in connection with the closing of the Merger in accordance with
Section 2.8 upon satisfaction or waiver of the conditions set forth in Articles VII and VIII. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

     1.3  The Surviving Corporation.

     (a) The Articles of Incorporation of the Company as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     (b) The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          (c) (i) The directors of the Company at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

               (ii) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE II.

                              TREATMENT OF SHARES

     2.1  Certain Definitions.

          (a) "Exchange Ratio" shall be equal to the quotient of (i) the Per Share Merger Consideration divided by (ii) the Average CAIS Stock Price as of August 2, 1999, or 0.3553.

          (b)  "Per Share Merger Consideration" shall be equal to $6.0934.

     2.2  Conversion of Shares.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, and subject to Section 2.4, each
                                                          -----------
share of Atcom Common Stock that is issued and outstanding immediately prior to the Effective Time (other than dissenting shares of such class and series) shall be converted into the right to receive the number of shares of CAIS Common Stock equal to the Exchange Ratio.

          (b) All Atcom stock options and warrants to purchase Atcom Common Stock (individually, an "Atcom Option" and collectively, the "Atcom Options") outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time. At the Effective Time, such Atcom Options shall, by virtue of the Merger and without any further action on the part of Atcom or the holder of any such Atcom Options, be assumed by CAIS. Each Atcom Option assumed by CAIS shall be exercisable upon the same terms and conditions as those pertaining to the option immediately prior to the Effective Time, except that in the case of an Atcom Option to purchase Atcom Common Stock (A) each such Atcom Option shall be exercisable for that whole number of shares of CAIS Common Stock (rounded down to the nearest whole share) into which the number of shares of Atcom Common Stock subject to such Atcom Option immediately prior to the Effective Time would be converted under this Section 2.2, and (B) the option price per share of CAIS Common Stock shall be an amount equal to the option price per share of Atcom Common Stock subject to such Atcom Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent). Within 10 days after the Closing Date, CAIS shall notify each holder of an Atcom Option of the assumption of such options by CAIS and the revisions to the options effected thereby. No payment shall be made for fractional interests. From and after the date of this Agreement, no additional stock options or warrants shall be granted or issued by Atcom.

          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock of the Company that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

     2.3  Mechanics of Exchange.

          (a) At the Effective Time, each holder of Atcom Common Stock (each, a "Shareholder") shall be entitled to surrender the certificate or certificates that immediately prior to the Effective Time represented the Atcom Common Stock (the "Certificates"), and which were converted into the right to receive a portion of the Merger Price, to CAIS for cancellation in exchange for shares of CAIS Common Stock into which such Atcom shares have been converted by virtue of the Merger, less such Shareholder's pro rata portion of the Escrow Amount. It shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to CAIS.

          (b) From and after the Effective Time, there shall be no transfers on the stock transfer books of Atcom of Atcom Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Atcom Common Stock are presented to the Surviving Corporation for payment, they shall be cancelled and exchanged for the shares of CAIS Common Stock into which the Atcom shares represented thereby were converted in the Merger.

          (c) At or prior to the Effective Time of the Merger, CAIS shall deliver irrevocably to the Escrow Agent shares of CAIS Common Stock in an aggregate amount equal to the Escrow Amount.

          (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such Certificate to be lost, stolen or destroyed, CAIS will issue or cause to be issued certificates representing CAIS Common Stock in exchange for such lost, stolen or destroyed Certificate in accordance with the conversion ratio set forth in Section 2.2. When authorizing such issuance in exchange therefor, CAIS may, in its discretion and as a condition precedent to the issuance thereof, require such Shareholder to give CAIS a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against CAIS with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (e) If any certificate for CAIS Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall (i) pay to CAIS any transfer or other taxes required by reason of the issuance of certificates for such securities in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of CAIS that such tax has been paid or is not applicable.

          (f) Notwithstanding anything in this Agreement to the contrary, neither CAIS nor any other party hereto shall be liable to a holder of shares of Atcom Common Stock for any portion of the Merger Price, or dividend on shares of CAIS Common Stock issued as part of the Merger Price, or in accordance with
Section 2.6 the cash payment for any fractional interests, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     2.4  Escrow.

          A total of 291,375 shares of CAIS Common Stock otherwise issuable to the Shareholders pursuant to Section 2.2 (the "Escrow Amount") shall be issued in the names of the Shareholders entitled thereto but shall be delivered to and held in escrow until April 15, 2000 (subject to any pending Claims which exist on such date) pursuant to an Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement") to secure Claims by Indemnified Parties for
---------
indemnification pursuant to Article XI. Nothing in this Section 2.4 shall be construed as limiting the liability of the Shareholders under Section 10.8 to the amount of the Escrow Amount deposited into escrow.

     2.5  Dividends; Transfer Taxes.

     No dividends that are declared on shares of CAIS Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of CAIS Common Stock until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the certificates representing such shares of CAIS Common Stock shall be issued any dividends which shall have become payable with respect to such shares of CAIS Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

     2.6  No Fractional Shares.

     No fraction of a share of CAIS Common Stock shall be issued in the Merger. In lieu of fractional shares, the Shareholders upon surrender of their Certificates as set forth in Section 2.3 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which such Shareholder would otherwise be entitled by the Average CAIS Stock Price as of August 2, 1999, or $17.16.

     2.7  Closing of Atcom Transfer Books.

     At the Effective Time, the stock transfer books of Atcom shall be closed and no transfer of shares of Atcom Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of CAIS Common Stock and cash in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Atcom Common Stock to be exchanged for shares of CAIS Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of Atcom, except for the right to surrender such Certificates in exchange for shares of CAIS Common Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

     2.8  Closing.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 555 W. Fifth Street, Los Angeles, California

90013 at 9:00 a.m., local time, on September 15, 1999 (the "Closing Date"), or as soon thereafter as is reasonable practical; provided, however, that if all of
                                    ---------  --------
the other conditions set forth in Articles VII and VIII hereof are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as CAIS and Atcom shall agree.

     2.9   Supplementary Action.

     If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of Atcom, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of Atcom in the name of and on behalf of Atcom to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     2.10  Dissenting Shares.

          (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Atcom Common Stock held by a Shareholder who has exercised such holder's dissenters' rights in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Price, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by applicable law.

          (b) Notwithstanding the provisions of subsection (a) above, if any holder of Dissenting Shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration upon surrender of the applicable Certificate(s) as provided herein.

          (c) Atcom shall give CAIS and the Company (i) prompt written notice of any written demands for payment with respect to any shares of Atcom capital stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. Atcom shall not, except with the prior written consent of CAIS and the Company, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

     2.11  Registration of Option Shares

     CAIS shall, within two (2) weeks after the Closing Date, file a Registration Statement on Form S-8 with the SEC covering the shares of CAIS Common Stock issued or issuable pursuant to options to purchase Atcom Common Stock assumed by CAIS under Section 2.2(b) hereof.

     2.12  Contingent Consideration

          (a) CAIS shall pay, within two (2) business days after the completion of a Qualified Financing (as defined below), $1.8280 per share of additional consideration ("Per Share Contingent Consideration") in shares of CAIS Common Stock to the holders (at the Effective Time) of Atcom Common Stock and to the holders of CAIS Common Stock who acquired such shares of CAIS Common Stock pursuant to the exercise of Atcom Options after the Effective Time as provided in Section 2.12(b) and Atcom Options as provided in Section 2.12(c) if a Qualified Financing is completed on or before November 21, 1999 (such payment of Per Share Contingent Consideration shall, in the aggregate, be referred to herein as the "Contingent Consideration"). For purposes of this Section 2.12, a "Qualified Financing" shall mean any sale by CAIS of at least $10 million of its capital stock in a single transaction or a series of related transactions to a strategic partner or partners pursuant to the terms of that certain letter agreement between CAIS and Volpe Brown Whalen & Company the date hereof.

          (b) In order to effect the aforesaid payment of Contingent Consideration, CAIS shall issue to each holder of Atcom Common Stock immediately prior to the Effective Time and to each holder of CAIS Common Stock who acquired such shares of CAIS Common Stock pursuant to the exercise of an Atcom Option after the Effective Time that number of shares of CAIS Common Stock determined by multiplying each share of Atcom Common Stock owned immediately prior to the Effective Time by the Contingent Consideration Exchange Ratio, which shall be equal to the quotient of (i) the Per Share Contingent Consideration divided by
(ii) the Average CAIS Stock Price as of the date of execution of the definitive agreement in respect of the Qualified Financing, and, in the case of shares of CAIS Common Stock acquired pursuant to the exercise of any Atcom Option, by multiplying (x) the quotient of (A) the CAIS Common Stock so acquired divided by
(B) the Exchange Ratio, times (y) the Contingent Consideration Exchange Ratio.

          (c) Notwithstanding anything to the contrary in Section 2.2(b), if CAIS shall become obligated to pay the Contingent Consideration, each Atcom Option assumed by CAIS and outstanding on the date of completion of the Qualified Financing shall be readjusted to give effect to the Contingent Consideration by (i) changing the number of shares subject to such option by multiplying the "Adjusted Exchange Ratio" set forth below by the quotient of (W) the shares still subject to the option divided by (X) the Exchange Ratio, and
(ii) changing the option price per share by dividing the product of (Y) the adjusted option price (determined pursuant to Section 2.2(b)(B)) multiplied by
(Z) the Exchange Ratio, by the following "Adjusted Exchange Ratio" set forth below:

          Exchange Ratio + Contingent Consideration Exchange Ratio = Adjusted Exchange Ratio

     2.13  Restricted Stock.

     The shares of CAIS Common Stock issued in connection with the Merger (including the shares issued as part of the additional consideration) will not be registered under the Securities Act, except as provided in the Registration Rights Agreement. Such shares may not be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Transactional Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

                                 ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF ATCOM

     Except as set forth in the Disclosure Schedule attached hereto provided by Atcom (the "Atcom Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, Atcom represents and warrants to the Company and CAIS, as follows:

     3.1  Organization, Good Standing, Qualification.

          (a) Atcom is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of Atcom. Atcom has the requisite corporate power and authority to own and operate its properties and assets, and to carry out the provisions hereof and thereof, and to carry on its business as currently conducted.

          (b) Atcom has never approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of Atcom or the winding up or cessation of Atcom's business or affairs.

          (c) Other than securities held by Atcom for financial/cash management purposes, Atcom has no subsidiaries and does not own, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity.

          (d) Atcom was never operated as a sole proprietorship, or any other business entity, prior to its incorporation.

     3.2  Articles of Incorporation and Bylaws; Records.

          (a) Atcom has made available to CAIS or its counsel accurate and complete copies of:

                    (i) Atcom's Articles of Incorporation and Bylaws, including all amendments thereto, as presently in effect;

                    (ii)  the stock records of Atcom; and

                    (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Shareholders, the Atcom Board and all committees of the Atcom Board.

          (b) Except for ATCOM/INFO (Atcom's d/b/a), Atcom has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

          (c) There has not been any material violation of Atcom's Articles of Incorporation or Bylaws or of any resolution adopted by the Shareholders, the Atcom Board or any committee of the Atcom Board.

     3.3  Capitalization.

          (a) The authorized capital stock of Atcom consists of (i) 10,000,000 shares of Atcom Common Stock, no par value per share, of which 2,320,583 shares have been issued and are outstanding and (ii) 5,000,000 shares of Preferred Stock, no par value per share, comprised of (A) 725,849 shares which have been designated as Series A Preferred Stock and of which 725,849 have been issued and are outstanding, (B) 265,819 shares which have been designated as Series B Preferred Stock and of which 265, 819 have been issued and are outstanding, (C) 1,000,000 shares which have been designated as Series C Preferred Stock and of which 832,010 have been issued and are outstanding, and (D) 3,000,000 shares which have been designated as Series D Preferred Stock and of which 2,639,685 have been issued and are outstanding (collectively, the "Atcom Preferred Stock"). All issued and outstanding shares of Atcom's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in full compliance with all applicable Legal Requirements. In addition, Atcom has authorized for issuance up to 2,500,000 shares of Atcom Common Stock under its incentive stock option plans, of which options to purchase 2,437,876 shares of Atcom Common Stock have been granted, of which options to purchase 1,412,989 shares of Atcom Common Stock are vested and options to purchase 1,024,887 shares of Atcom Common Stock are unvested. Atcom has also issued warrants to purchase 114,373 shares of Atcom Common Stock and 10,500 shares of Series C Preferred Stock.

          (b)  Schedule 1 sets forth the names of each holder of outstanding
               ----------
options and warrants or issued and outstanding capital shares of Atcom (each such holder is hereinafter referred to as a "Securityholder") and, for each
                                             --------------
Securityholder, the number of options or warrants held, the number and class of shares of capital stock held and, if applicable, the grant date, expiration date, vesting schedule and exercise price for any options held. Atcom has reserved a sufficient number of shares of Atcom Common Stock for issuance upon exercise of each of the options and warrants, and the conversion of the Preferred Stock, described in Schedule 1. Immediately prior to the Effective
                              ----------
Time, each share of Series A Preferred Stock and Series D Preferred Stock of Atcom will convert into one share of Atcom Common Stock; and each share of Series B Preferred Stock and Series C Preferred Stock will convert into 1.13 and
1.14 shares of Atcom Common Stock, respectively.

(c)  Except as set forth on Schedule 1, there is no:
                            ----------

               (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Atcom; or

               (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Atcom.

          (d) Atcom has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of its capital stock or its other securities.

     3.4  Authority; Binding Nature of Agreements.

     Atcom has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transactional Agreements to which it is or is contemplated to be a party, and the execution, delivery and performance by Atcom of this Agreement and such Transactional Agreements have been duly authorized by all necessary action on the part of the Atcom Board. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of Atcom, enforceable against Atcom in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

     3.5  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Merger, by Atcom will not, directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a material violation of Atcom's Articles of Incorporation or Bylaws;

     (b) to the Knowledge of Atcom, contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief (other than statutory dissenters' rights) under any Legal Requirement or any Order to which Atcom or any material assets owned or used by it are subject;

     (c) to the Knowledge of Atcom, cause any material assets owned or used by Atcom to be reassessed or revalued by any taxing authority or other Governmental Body;

     (d) to the Knowledge of Atcom, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Atcom or that otherwise relates to Atcom's business or to any of the material assets owned or used by Atcom;

         (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any material Atcom Contract;

         (f) give any Person the right to any payment by Atcom or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Atcom in favor of any Person, in any such case as a result of the change in control of Atcom or otherwise resulting from the Merger; or

         (g) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Atcom.

Except as contemplated in this Agreement and the other Transactional Agreements, Atcom will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Merger.

     3.6 Intellectual Property.

         (a) Part 3.6 of the Atcom Disclosure Schedule sets forth a complete
             --------
list, in all material respects, of all patents, trademarks, copyrights, registered maskworks, trade names and service marks, and any applications therefor in respect of any of the foregoing, included in Atcom's Proprietary Assets. Part 3.6 also sets forth a complete list of all material licenses,
        --------
sublicenses and other agreements as to which Atcom is a party and pursuant to which Atcom or any other Person is currently authorized to use any of Atcom's Proprietary Assets (excluding object code and end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) and includes the identity of all parties thereto. Atcom is not in material violation of any material license, sublicense or agreement listed on such list except such violations as do not materially impair Atcom's rights under such license, sublicense or agreement. Except for any consents to transfer required under any material Atcom Contract, the execution and delivery of this Agreement by Atcom, and the consummation of the transactions contemplated hereby, (i) will not cause Atcom to be in material violation or default under any such material license, sublicense or agreement, (ii) will not entitle any other party to any such material license, sublicense or agreement to terminate or modify such material license, sublicense or agreement or (iii) will not require Atcom to repay any funds already received by it from a third party.

         (b) Atcom is the sole and exclusive owner or licensee of (free and clear of any liens or Encumbrances), Atcom's Proprietary Assets, and has all necessary rights to the use thereof or the material covered thereby in connection with the services or products in respect of which Atcom's Proprietary Assets are being currently used.

         (c) No claims with respect to Atcom's Proprietary Assets have been asserted or, to the Knowledge of Atcom, are threatened by any Person nor are there any valid grounds, to the Knowledge of Atcom, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Atcom as now manufactured, sold, licensed or used by Atcom infringes on any third party's Proprietary Assets; (ii) against the use by Atcom of the Proprietary Assets used in Atcom's business as currently conducted; or (iii) challenging the ownership by Atcom, validity or effectiveness of any of Atcom's Proprietary Assets. All registered patents, trademarks, service marks and copyrights held by Atcom, if any, are valid and subsisting.

         (d) To Atcom's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of Atcom's Proprietary Assets by any third party, including any employee or former employee of Atcom.

         (e) None of Atcom's Proprietary Assets or products is subject to any outstanding decree, order, judgment, or stipulation by a Governmental Authority restricting in any manner the licensing thereof by Atcom.

         (f) Atcom has not entered into any agreement under which Atcom is restricted from selling, licensing or otherwise distributing any of its current or anticipated products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         (g) Each employee and consultant identified on Part 3.6(g) of the
                                                        -----------
Atcom Disclosure Schedule has executed Atcom's form of proprietary information and invention agreement in substantially the form provided to CAIS or its counsel.

     3.7     Proceedings; Orders.

         (a) There is no pending Proceeding, and, to Atcom's Knowledge, no Person has threatened in writing to commence any Proceeding:

               (i) that (x) involves Atcom or (y) otherwise relates to Atcom's business or any of the material assets owned or used by Atcom (whether or not Atcom is named as a party thereto), other than Proceedings to which Atcom is not a party that would affect businesses generally; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or Atcom's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the Knowledge of Atcom, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

         (b) Atcom has made available to CAIS accurate and complete copies of all pleadings, correspondence and other written materials to which Atcom has access that relate to the Proceedings identified in Part 3.7 of the Atcom
                                                    --------
Disclosure Schedule, if any.

         (c) There is no Order to which Atcom, or any of the assets owned or used by Atcom, is subject.

         (d) To Atcom's Knowledge, No officer or employee of Atcom is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Atcom's business.

     3.8     Financial Statements.

         (a) Atcom has made available to CAIS the following financial statements and notes (collectively, the "Financial Statements"), which are attached in Part
                                                                            ----
3.8 of the Atcom Disclosure Schedule:
---

               (i) the audited balance sheet of Atcom as of December 31, 1998, and the related audited statement of operations of Atcom for the period ended December 31, 1998; and

               (ii) the unaudited balance sheet of Atcom as of June 30, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited statement of operations of Atcom for the six (6) months then ended.

         (b) All the Financial Statements are accurate and complete in all material respects. The Financial Statements are in accordance with the books and records of Atcom and present fairly the financial position of Atcom as of the respective dates thereof and the results of operations of Atcom for the periods covered thereby. The Financial Statements have been prepared using the accrual tax method of accounting used by Atcom to prepare Atcom Returns, applied on a consistent basis throughout the periods covered.

         (c) As of the date of this Agreement, Atcom has no Liabilities in excess of Twenty-Five Thousand Dollars ($25,000), individually or in the aggregate, except for (i) Liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet and (ii) Liabilities arising out of the Transactional Agreements and Atcom Contracts.

     3.9     Title to Assets.

         (a) Atcom owns, and has good, valid and marketable title to, all assets purported to be owned by it, free and clear of any material Encumbrances, except liens for Taxes that are not yet due and payable.

         (b) Part 3.9(b) of the Atcom Disclosure Schedule lists, as of July 30,
             -----------
1999, all equipment, furniture, fixtures, improvements and other tangible assets owned by Atcom with a value over Ten Thousand Dollars ($10,000), and sets forth the original cost and book value of each of said assets.

         (c) Each asset listed in Part 3.9(b) of the Atcom Disclosure Schedule:
                                  -----------

               (i) is free of material defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); and

               (ii) is adequate for the uses to which it is being put.

     (d) Atcom does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in
Part 3.9(d) of the Atcom Disclosure Schedule (the "Leased Premises").
-----------
Part 3.9(d) of the Atcom Disclosure Schedule lists the Leased Premises covered
-----------
by such leases. Atcom enjoys peaceful and undisturbed possession of the Leased Premises.

     (e)  Part 3.9(e) of the Atcom Disclosure Schedule lists all tangible assets
          -----------
that are leased to Atcom that have a value in excess of Ten Thousand Dollars ($10,000). All leases pursuant to which Atcom leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and, to the Knowledge of Atcom, there exists no material default thereunder.

     3.10    Contracts.

         (a) Part 3.10 of the Atcom Disclosure Schedule lists each material
             ---------
Atcom Contract. Atcom has made available to CAIS or its counsel accurate and complete copies of all Atcom Contracts identified in Part 3.10 of the Atcom
                                                     ---------
Disclosure Schedule, including all amendments thereto.

         (b) Each material Atcom Contract is currently valid and in full force and effect, and is enforceable by Atcom in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

         (c) Atcom is not in material default under any material Atcom Contract, and, to the Knowledge of Atcom, (i) no Person has violated or breached, or declared or committed any material default under, any Atcom Contract; and (ii) Atcom has not waived any of its rights under any material Atcom Contract.

         (d) (i) Atcom has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) Atcom has never been a party to or bound by any material joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract.

         (e) No Person is renegotiating any amount paid or payable to Atcom under any Atcom Contract or any other material term or provision of any Atcom Contract.

         (f) No party to any material Atcom Contract has notified Atcom in writing to the effect that Atcom has failed to perform a material obligation thereunder.

     3.11    Employees.

         (a) Atcom has made available to CAIS or its counsel a list of all employees of Atcom as of the date of the Agreement and their respective titles and annualized compensation.

         (b) Part 3.11(b) of the Atcom Disclosure Schedule contains a list of
             ------------
Persons who are currently performing services for Atcom business and are classified as "consultants" or "independent contractors."

         (c) Atcom has no collective bargaining agreements, union contracts with any of its employees. To the Knowledge of Atcom, there is no labor union organizing activity pending or threatened with respect to Atcom. The employment of each of Atcom's employees is terminable by Atcom at will; and no employee has any agreement or contract, written or verbal, regarding his or her employment.

         (d) To Atcom's Knowledge, (i) no employee of Atcom, nor any consultant with whom Atcom has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Atcom because of the nature of the business to be conducted by Atcom, and (ii) the continued employment by Atcom of its present employees, and the performance of Atcom's contracts with its independent contractors, will not result in any such violation. Atcom has not received any notice (written or otherwise) alleging that any such violation has occurred. No employee of Atcom has been granted the right to continued employment by Atcom or to any material compensation following termination of employment with Atcom. To the Knowledge of Atcom, no officer or key employee, or any group of employees, has given notice of his, her or their intent to terminate his, her or their employment with Atcom and no employee of Atcom has received an offer to join a business that is or likely would be competitive with Atcom's business.

     3.12    Compliance with Legal Requirements.

         (a) Atcom is in full compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

         (b) Since December 31, 1996, Atcom has not received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement by Atcom, or (ii) any actual, alleged, possible or potential obligation on the part of Atcom to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature relating to Hazardous Materials, except to the extent noncompliance would not materially adversely effect Atcom's financial condition.

     3.13    Governmental Authorizations.

         (a) Except for Governmental Authorization relating to Atcom's Proprietary Assets, Part 3.13 of the Atcom Disclosure Schedule identifies each
                    ---------
Governmental Authorization held by Atcom. Atcom has made available to CAIS or its counsel accurate and complete copies of all such Governmental
Authorizations, including all renewals thereof and all amendments thereto. Each Governmental Authorization listed in Part 3.13 of the Atcom Disclosure
                                     ---------
Schedule is valid and in full force and effect.

          (b) The Governmental Authorizations identified in Part 3.13 of the
                                                            ---------
Atcom Disclosure Schedule constitute all the Governmental Authorizations necessary (i) to enable Atcom to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit Atcom to own and use its assets in the manner in which they are currently owned and used.

     3.14    Tax Matters.

         (a) All Returns required to be filed by or on behalf of Atcom on or before the Closing Date have been or will be duly filed on a timely basis (including extensions) and such Returns are or will be true, complete and correct (the "Atcom Returns"). All Taxes shown to be payable on the Atcom Returns or on subsequent assessments with respect thereto have been or will be paid in full on a timely basis, and no other Taxes are payable by Atcom with respect to items or periods covered by the Atcom Returns (whether or not shown on or reportable on the Atcom Returns) or with respect to any period ending on or before the Closing Date. On or before the Closing Date, Atcom will have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, consultant or other third party with respect to any period ending on or before the Closing Date.

         (b) The amount of Atcom's liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) of Atcom, as such accruals are reflected on the Unaudited Interim Balance Sheet.

         (c) CAIS has been furnished by Atcom true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the or on behalf of Atcom relating to Taxes, and (ii) all federal, state and local income or franchise tax returns for Atcom for all periods ending on and after December 31, 1996. Atcom has never been a member of a group filing consolidated, unitary or combined Returns. Atcom does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been furnished to CAIS.

         (d) The Atcom Returns have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Atcom, and Atcom has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. Atcom is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Atcom or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or the Atcom Returns. Atcom has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (e) Atcom is not (nor has it ever been) a party to any Tax Sharing Agreement.

         (f) Atcom is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Atcom has not been a "United States real property holding corporation," within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and CAIS is not required to withhold tax with respect the consideration paid to the Shareholders hereunder by reason of Section 1445 of the Code. Atcom is not a "consenting corporation" under Section 341(f) of the Code. Atcom has not entered into any compensatory agreements with respect to the performance of services which payment thereunder could result in a nondeductible expense to Atcom pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Atcom has not participated in an international boycott as defined in Code Section 999. Atcom has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Atcom is in full compliance with Section 263A of the Code. Atcom does not have (i) a "permanent establishment" in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and
(ii) any other fixed place of business in a foreign country. Atcom is not a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for income tax purposes. Atcom is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Atcom is not, nor has it ever been, an "S corporation, within the meaning of Section 1361(a)(1) of the Code, for federal, state or local income tax purposes. Atcom has never been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Entity either as a transferee, pursuant to Treasury Regulations
Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

         (g) All of the Shareholders are "United States persons," within the meaning of Section 7701(a)(30) of the Code.

         (h) Part 3.14(h) of the Atcom Disclosure Schedule contains accurate and
             ------------
complete description of Atcom's federal income tax basis in its assets, Atcom's current and accumulated earnings and profits, Atcom's tax carryovers, and tax elections made by Atcom. Atcom has no net operating losses or other tax attributes presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations promulgated under
Section 1502 of the Code.

     3.15    Securities Laws Compliance; Registration Rights.

     Atcom has complied with all federal and state securities laws in connection with all offers and sales of securities issued by Atcom prior to the date of this Agreement. Atcom has not heretofore granted any other purchaser of its securities the right to require Atcom to register any securities under the Securities Act or to qualify for any exemption thereunder.

     3.16    Finders and Brokers; Fees.

         (a) Neither Atcom nor any Person acting on behalf of Atcom has engaged any finder, broker, intermediary or any similar Person in connection with the Merger.

         (b) Atcom has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Merger is consummated.

     3.17    Environmental Compliance.

         (a) Atcom is in compliance in all material respects with all Environmental Laws and the requirements of all material environmental permits required for the handling, use, storage and disposition of Hazardous Materials under Environmental Laws that are applicable to Atcom's operations as presently conducted.

         (b) There are no pending, or to the Knowledge of Atcom, threatened Environmental Claims against Atcom or any property leased by Atcom.

         (c) To Atcom's Knowledge, there are no facts, circumstances, conditions or occurrences regarding Atcom, its operations or any property of Atcom that could form the basis of an Environmental Claim against Atcom.

     3.18    Insurance.

         (a) Part 3.18 of the Atcom Disclosure Schedule sets forth each
             ---------
insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Atcom, including the following information:

               (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

               (ii) whether such policy is a "claims made" or an "occurrences" policy;

               (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

               (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

               (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Part 3.18 shall also identify (1) each pending application for insurance that
---------
has been submitted by or on behalf of Atcom, and (2) each self-insurance or risk-sharing arrangement affecting Atcom or any of its assets.

         (b) Atcom has made available to CAIS or its counsel copies of all of the insurance policies identified in Part 3.18 of the Atcom Disclosure Schedule
                                     ---------
(including all renewals thereof and endorsements thereto) and binders relating thereto.

         (c) Each of the policies identified in Part 3.18 of the Atcom
                                                ---------
Disclosure Schedule is in full force and effect. Atcom has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors or officers in connection with their performance of services to Atcom.

         (d) There is no pending claim under or based upon any of the policies identified in Part 3.18 of the Atcom Disclosure Schedule, and, to Atcom's
              ---------
Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

         (e) Atcom has not received:

               (i) any written notice or other communication regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 3.18 of the Atcom Disclosure Schedule or regarding any
                   ---------
     actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

               (ii) any written notice or other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 3.18
                                                                     ---------
     of the Atcom Disclosure Schedule.

     3.19    Related Party Transactions.

         (a) To Atcom's Knowledge, no Related Party has, and no Related Party has at any time since December 31, 1998, had, any direct or indirect material interest of any nature in any material asset of Atcom or any Atcom Contract.

         (b) No Related Party is, or has at any time since December 31, 1998, been, indebted to Atcom for an amount, individually or in the aggregate, in excess of Ten Thousand Dollars ($10,000).

         (c) To Atcom's Knowledge, since December 31, 1998, no Related Party has entered into, or has had any direct or indirect material financial interest in, any Atcom Contract, transaction or business dealing of any nature involving Atcom.

         (d) To Atcom's Knowledge, no Related Party is competing, or has at any time since December 31, 1998, competed, directly or indirectly, with Atcom in any market served by Atcom.

     3.20    Absence of Changes.

     Since June 30, 1999:

         (a) there has not been any material adverse change in Atcom's business, assets, liabilities, or operations, and, to the Knowledge of Atcom, no event has occurred that is likely to have a material adverse effect on Atcom's business, assets, liabilities, or operations;

         (b) Atcom has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock;

         (c) Atcom has not amended its Articles of Incorporation or Bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

         (d) Atcom has not made any individual capital expenditure in excess of Twenty Five Thousand Dollars ($25,000);

         (e) Atcom has not pledged or hypothecated any of its material assets or otherwise permitted any of its material assets to become subject to any Encumbrance;

         (f) Atcom has not made any loan or advance in excess of Ten Thousand Dollars ($10,000) to any Person;

         (g) Atcom has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

         (h) there has been no resignation or termination of employment of any officer or key employee of Atcom;

         (i) there has been no borrowing or agreement to borrow by Atcom or material change in the contingent obligations of Atcom by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of Atcom;

          (j) Atcom has not discharged any Encumbrance or discharged, paid or forgiven any indebtedness or other Liability in excess of Ten Thousand Dollars ($10,000), individually or in the aggregate, except for accounts payable that
(i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by Atcom since the date of the Unaudited Interim Balance Sheet in the Ordinary Course of Business and (ii) have been discharged or paid in the Ordinary Course of Business;

          (k)  Atcom has released or waived any material right or claim;

          (l) Atcom has not changed any of its accountants or its methods of accounting or accounting practices in any material respect;

          (m) Atcom has not received written notice that there has been a loss of, or cancellation of a material order by, any customer of Atcom; and

          (n) Atcom has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (c) through (m) above.

     3.21  Powers of Attorney.

     Except in connection with the prosecution of Atcom's Proprietary Assets, Atcom has not given a power of attorney to any Person.

     3.22  Benefit Plans; ERISA.

     (a)  Part 3.22 of the Atcom Disclosure Schedule lists (i) all "employee
          ---------
benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current employee or director of Atcom or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, which Atcom or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").

     (b) None of the Plans is a Pension Plan, and neither Atcom nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Pension Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

     (c) None of the Plans is a Multiemployer Plan, and neither Atcom nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan that could reasonably be expected to result in a material amount of liability under Title IV of ERISA.

     (d) Atcom does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

     (e) Each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

     (f) All material reports, forms and other documents required to be filed with any government entity with respect to any Plan (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.

     (g) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service. To Atcom's Knowledge, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. Atcom and each Member of the Controlled Group have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

     (h) All contributions owed for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) under any Plan have been or will be made prior to the Closing Date in accordance with past practice and the recommended contribution in any applicable actuarial report.

     (i) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing Date.

     (j)  With respect to each Plan:

               (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not available that could reasonably be expected to result in a material amount of liability to Atcom;

               (ii) no actions or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to Atcom's Knowledge, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in the Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan that could reasonably be expected to result in a material amount of liability to Atcom;

               (iii) To Atcom's Knowledge, no facts exist which could give rise to any such action or claim; and

               (iv) the Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Atcom at any time without a material amount of liability to Atcom.

     (k) Neither Atcom nor any Member of the Controlled Group has any Plan-related liability or is threatened with any liability (whether joint or several)
(i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) for a fine under Section 502 of ERISA that could reasonably be expected to result in a material amount of liability to Atcom.

     (l) All the "group health plans" (as defined in Section 607(1) or 733(a)(1) of ERISA or Section 4980B(g)(2) of the Code) that are part of the Plans listed in the Atcom Disclosure Schedule are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

     (m) Copies of all documents creating or evidencing any Plan listed in the Disclosure Schedule, and all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), have been delivered or made available to CAIS. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by any Plan listed in the Atcom Disclosure Schedule.

     (n) All expenses and liabilities relating to contributions required by law and the terms of the Plans described in the Atcom Disclosure Schedule have been, and on the Closing Date will be, fully and properly accrued on the appropriate employer's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     3.23  Bank Accounts.

     Part 3.23 of the Atcom Disclosure Schedule sets forth with respect to each
     ---------
account maintained by or for the benefit of Atcom at any bank or other financial institution:

     (a) the name and location of the institution at which such account is maintained; and

     (b) the names of all individuals authorized to draw on or make withdrawals from such account.

     3.24  Year 2000 Compliance.

     Atcom has conducted a comprehensive review of its internal computer systems and software to identify the systems that are not Year 2000 Compliant. Atcom's business, financial condition and results of operations will not be materially adversely affected by Year 2000 Compliance related issues. The term "Year 2000 Compliant" as used herein means that (i) each such technology, equipment or system, on dates on and after January 1, 2000 (the "Millennial Dates"), will calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such technology, equipment or system records, stores, processes, calculates and presents calendar dates on or before any Millennial Date, and (ii) the Millennial Dates will not adversely affect the operation of such technology, equipment or system with respect to date-dependent data or computations, output, or other routines or functions.

     3.25  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein when read collectively not misleading.

          (b) There is no fact within the Knowledge of Atcom (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable Entities) that may have a material adverse effect on Atcom's business, financial condition, assets, liabilities, operations, financial performance, or net income.

          (c) All the information set forth in the Atcom Disclosure Schedule, and all other information (including copies of documents) regarding or relating to Atcom and its business, condition, assets, liabilities, operations, financial performance, and net income that has been furnished to CAIS or any of its representatives by or on behalf of Atcom or any of its representatives, is accurate and complete in all material respects.

     3.26  Due Diligence Information.

     Atcom has provided CAIS and CAIS's Representatives with full and complete access to all of Atcom's records and other documents and data, and has produced all documents and related materials in response to the reasonable requests of CAIS or its counsel.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CAIS

     The Company and CAIS hereby represent and warrant to Atcom as of the date hereof:

     4.1  Organization; Good Standing.

          (a) CAIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. CAIS has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

          (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is qualified to conduct business and is in both corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted

     4.2  CAIS Common Stock.

     The CAIS Common Stock to be issued to the Shareholders, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable.

     4.3  Authority; Binding Nature of Agreements.

          (a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by CAIS or the Company, as the case may be, in connection herewith have been duly authorized by all necessary corporate action on the part of CAIS and the Company and their respective board of directors.

          (b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by CAIS and the Company each constitute the legal, valid and binding obligation of CAIS and the Company, enforceable against CAIS and the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, merger, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

          (c) There is no pending Proceeding, and, to CAIS's Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or CAIS's or the Company's ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the Knowledge of CAIS, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

     4.4  Non-Contravention; Consents.

     The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Merger, by CAIS and the Company will not, directly or indirectly (with or without notice or lapse of time):

          (a)  contravene, conflict with or result in a material violation of
(i) CAIS and the Company's Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by CAIS and the Company Board or any committee thereof or the stockholders of CAIS and the Company;

          (b) to the Knowledge of CAIS and the Company, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Merger or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which CAIS and the Company or any material assets owned or used by it are subject;

          (c) to the Knowledge of CAIS and the Company, cause any material assets owned or used by CAIS and the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

          (d) to the Knowledge of CAIS and the Company, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CAIS or the Company or any of their respective employees or that otherwise relates to CAIS and the Company's business or to any of the material assets owned or used by CAIS and the Company;

          (e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which CAIS or the Company is a party;

          (f) give any Person the right to any payment by CAIS or the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of CAIS or the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Merger; or

          (g) result in the imposition or creation of any material Encumbrance upon or with respect to any material asset owned or used by CAIS and the Company.

     Except as contemplated in this Agreement and the other Transactional Agreements, CAIS and the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Merger.

     4.5  Finders and Brokers.

          (a) Neither CAIS or the Company nor any Person acting on behalf of CAIS or the Company has engaged any finder, broker, intermediary or any similar Person in connection with the Merger.

          (b) Neither CAIS nor the Company has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Merger is consummated.

     4.6  Reports and Financial Statements; Absence of Certain Changes.

          (a) CAIS has filed all reports required to be filed with the SEC pursuant to the Exchange Act since its initial public offering on May 21, 1999 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by CAIS with the SEC in connection with CAIS's initial public offering, are collectively referred to as the "CAIS SEC Reports"), and has previously furnished or made available to Atcom true and complete copies of all the CAIS SEC Reports filed, if any, with respect to periods ending after May 21, 1999 (including any exhibits thereto) and will promptly deliver to Atcom any CAIS SEC Reports filed between the date hereof and the Effective Time. All of such CAIS SEC Reports complied at the time they were filed and declared effective, if applicable, in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such CAIS SEC Reports, as of their respective dates (as amended through the date hereof), contained or, with respect to CAIS SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or, with respect to CAIS SEC Reports filed after the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of CAIS included in the CAIS SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of CAIS, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of CAIS as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the CAIS SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of CAIS, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of CAIS as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

          (b) Except as specifically contemplated by this Agreement or reflected in the CAIS SEC Reports, since May 21, 1999 there has not been (i) any material adverse change in CAIS's business, assets, liabilities, operations, and, to the Knowledge of CAIS, no event has occurred that is likely to have a material adverse effect on CAIS's business, assets, liabilities or operations,
(ii) any declarations setting aside or payment of any dividend or distribution with respect to the CAIS Common Stock other than consistent with past practices,
(iii) any material change in CAIS's accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on CAIS's business, assets, liabilities or operations.

     4.7  Compliance with Applicable Law.

     Except as disclosed in the CAIS SEC Reports filed prior to the date of this Agreement, CAIS holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of CAIS is not being conducted in violation of, any Governmental Authorization applicable to CAIS, except to the extent that the failure or violation would not in the aggregate have a material adverse effect on the business, results of operations or financial condition of CAIS.

     4.8  Complete Copies of Requested Reports.

     CAIS has delivered or made available true and complete copies of each document that has been reasonably requested by Atcom.

     4.9  Full Disclosure.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by CAIS or the Company in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

          (b) All of the information set forth in the prospectus and all other information regarding CAIS or the Company and the business, condition, assets, liabilities, operations, financial performance, net income and prospects of either that has been furnished to Atcom by or on behalf of CAIS, the Company or any of the CAIS's Representatives, is accurate and complete in all material respects.

     4.10 Proceeding; Orders; Current Reports.

          (a) Since May 21, 1999, there have been no Proceeding commenced, and to CAIS's Knowledge no Person has threatened to commence, any Proceeding that involves CAIS.

          (b) Since May 21, 1999, no events or circumstances have occurred which would require CAIS to file a form 8-K with the SEC.

                                  ARTICLE V.

                              COVENANTS OF ATCOM

     5.1       Access and Investigation.

     Atcom shall ensure that, at all times during the Pre-Closing Period:

        (a) Atcom and its Representatives provide CAIS and its Representatives access, at reasonable times and with reasonable notice from CAIS to Atcom, to all of Atcom's premises and assets, to all existing books, records, Returns, work papers and other documents and information relating to Atcom, and to responsible officers and employees of Atcom, and Atcom and its Representatives provide CAIS and its Representatives with copies of such existing books, records, Returns, work papers and other documents and information relating to Atcom as CAIS may request in good faith;

          (b) Atcom and its Representatives confer regularly (not less than semi-monthly and as CAIS may otherwise request) with CAIS concerning operational matters and otherwise report regularly (not less than semi-monthly and as CAIS may otherwise request) to CAIS and discuss with CAIS and its Representatives concerning the status of Atcom's business, condition, assets, liabilities, operations, and financial performance, and promptly notify CAIS of any material change in Atcom's business, condition, assets, liabilities, operations, and financial performance, or any event reasonably likely to lead to any such change.


     5.2       Operation of Business.

     Atcom shall ensure that, during the Pre-Closing Period:

          (a) Atcom conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

          (b) Atcom uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Atcom;

          (c)  Atcom keeps in full force all insurance policies identified in
Part 3.18 of the Atcom Disclosure Schedule;
---------

          (d) Atcom immediately notifies CAIS in writing of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal;

          (e) Atcom does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of Atcom, except with respect to the repurchase of shares of Atcom Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

          (f) Atcom does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Atcom Common Stock pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

          (g) Atcom does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any transaction related to an Acquisition Proposal or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (h) Atcom does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (i) Atcom does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

          (j) Atcom does not change any of its methods of accounting or accounting practices in any respect;

          (k)  Atcom does not make any Tax election;

          (l)  Atcom does not commence any Proceeding;

          (m) Atcom does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Liability or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

          (n) Atcom pays all debts and Taxes, files all Atcom Returns (as provided herein) and pays or performs all other obligations, when due;

          (o) Atcom does not transfer to any Person any Proprietary Asset, other than in the Ordinary Course of Business;

          (p) Atcom does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

          (q) Atcom does not pay, discharge or satisfy, in any amount in excess of $25,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or which CAIS has consented to in writing;

          (r)  Atcom does not hire any new officer-level employee;

          (s) Atcom gives all notices and other information (including any notices and information required based on any instructions of CAIS related to post-Closing operations) required prior to the Closing to be given to the employees of Atcom and any applicable Governmental Body under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the Merger;

          (t) Atcom does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

          (u) Except as otherwise contemplated hereunder, Atcom does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

          (v) Atcom does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by Atcom in this Agreement.

     5.3  Filings and Consents; Cooperation.

     Atcom shall ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Atcom or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Atcom or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger (including each of the Consents identified in Part 3.5 of the Atcom Disclosure
                                              --------
Schedule), is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) Atcom promptly delivers to CAIS a copy of each filing made, each notice given and each Consent obtained by Atcom during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, Atcom and its Representatives cooperate with CAIS and CAIS's Representatives, and prepare and make available such documents and take such other actions as CAIS may request in good faith, in connection with any filing, notice or Consent that CAIS is required or elects to make, give or obtain.

     5.4  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, Atcom shall promptly notify CAIS in writing of:

                    (i) the discovery by Atcom of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Atcom in this Agreement or in any of the other Transactional Agreements;

                    (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of CAIS) and that would cause or constitute a Breach of any representation or warranty made by Atcom in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                    (iii) any Breach of any covenant or obligation of Atcom; and

                    (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII or Article VIII impossible or unlikely.

          (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 5.4(a) requires any material change in the Atcom Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Atcom Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Atcom shall promptly deliver to CAIS an update to the Atcom Disclosure Schedule specifying such change (a "Disclosure Schedule Update").

          (c) Atcom will promptly update any relevant and material information provided to CAIS after the date hereof pursuant to the terms of this Agreement.

     5.5  Payment of Indebtedness by or Due to Related Parties.

     Except as otherwise provided in Part 3.19 of the Atcom Disclosure Schedule,
                                     ---------
Atcom shall cause all indebtedness and other Liabilities of each Related Party to Atcom to be discharged and paid in full, and Atcom shall discharge and pay in full all of its indebtedness and other Liabilities due to its Related Parties, at or prior to the Closing.

     5.6  No Negotiation or Solicitation.

     Atcom shall not, and shall use its commercially reasonable efforts to ensure that none of Atcom's Representatives directly or indirectly do not, from the date hereof until the earlier of termination of this Agreement or consummation of the Merger, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) consider the merits or engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their Representatives relating to, any (i) acquisition, (ii) tender offer (including a self-tender offer), (iii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) any securities of Atcom, or any rights to acquire, or other instruments convertible into, securities of Atcom, (vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) Atcom or any subsidiary, or (x) any similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Notwithstanding the foregoing, any transaction which could give rise to the payment of additional consideration under Section 2.12 shall not be an Acquisition Proposal. Atcom will notify CAIS orally (within one business day) and in writing (as promptly as practicable) if any such Acquisition Proposals (including the identity of the persons making such proposals and the terms of such proposals) are received and furnish to CAIS a copy of any written proposal relating thereto.

     5.7  Commercially Reasonable Efforts.

     During the Pre-Closing Period, Atcom shall use its commercially reasonable efforts to cause the conditions set forth in Article VII and Article VIII to be satisfied on a timely basis and so that the Closing can take place on or before September 15, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 2.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Atcom set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in
Article VII or Article VIII not being satisfied.

     5.8  Confidentiality; Publicity.

     Atcom shall use its commercially reasonable efforts to ensure that, during the Pre-Closing Period:

          (a) Atcom and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Merger; and

          (b) neither Atcom nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Atcom's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Merger;

except in each case to the extent that Atcom is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if Atcom is required by law to make any such disclosure,
--------  -------
Atcom advises CAIS, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     5.9  Taxes.

          (a) Atcom shall furnish to CAIS on or within thirty days prior to the Closing Date certification in the form required by Treasury Regulations Section 1.1445-2(c)(3) that the stock of Atcom is not a U.S. real property interest. In addition, simultaneously with delivery of such certification, Atcom shall have provided CAIS, as agent for Atcom, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for CAIS to deliver such notice form to the Internal Revenue Service on behalf of Atcom upon the Closing of the Merger.

          (b) The parties agree that none of the Contingent Consideration shall be deemed interest for income tax purposes.

     5.10 Atcom Shareholder's Consent.

     Atcom shall use its commercially reasonable efforts to solicit from the Shareholders such written consents in favor of the Merger and conversion of shares of Atcom Preferred Stock into Atcom Common Stock and shall take all other action necessary or advisable to secure the vote or consent of the Shareholders required by California law to effect the Merger.

     5.11 Tax Certificate.

     Atcom shall execute and deliver a tax certificate in substantially the form attached hereto as Exhibit D (the "Atcom Tax Certificate") on or before the date
                   ---------
on which the consent solicitation materials are first mailed to the Shareholders.

     5.12 Tax-Free Treatment.

     Atcom shall not take any actions inconsistent with the representations set forth in the Atcom Tax Certificate.

                                  ARTICLE VI.

                               COVENANTS OF CAIS

     6.1  Notification.

     During the Pre-Closing Period, CAIS shall promptly notify Atcom in writing of:

          (a) the discovery by CAIS of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by CAIS in this Agreement;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Atcom) and that would cause or constitute a Breach of any representation or warranty made by CAIS or the Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

          (c)  any Breach of any covenant or obligation of CAIS or the Company;
and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII or Article VIII impossible or unlikely.

     6.2  Filings and Consents; Cooperation.

     CAIS and the Company shall ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by CAIS in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by CAIS in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Merger, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) CAIS promptly delivers to Atcom a copy of each filing made, each notice given and each Consent obtained by CAIS during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, CAIS and its Representatives cooperate with Atcom and Atcom's Representatives, and prepare and make available such documents and take such other actions as Atcom may request in good faith, in connection with any filing, notice or Consent that Atcom is required or elects to make, give or obtain.

     6.3  Commercially Reasonable Efforts.

     During the Pre-Closing Period, CAIS shall use its commercially reasonable efforts to cause the conditions set forth in Article VII and Article VIII to be satisfied on a timely basis and so that the Closing can take place on or before September 15, 1999 or as soon thereafter as is reasonably practical, in accordance with Section 2.7, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or CAIS set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VII or Article VIII not being satisfied.

     6.4  Confidentiality; Publicity.

     CAIS shall use its commercially reasonable efforts to ensure that, during the Pre-Closing Period:

          (a) CAIS and its Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the Merger; and

          (b) neither CAIS nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Atcom's suppliers, customers, landlords, creditors or employees or to any other Person) regarding the Merger;

except, in each case, to the extent that CAIS is required by law to make any such disclosure regarding the Merger or as otherwise agreed by the parties; provided, however, that if CAIS is required by law to make any disclosure
--------  -------
regarding the Merger, CAIS advises Atcom in writing, at least five business days before making such disclosure, if reasonably practical, of the nature and content of the intended disclosure.

Notwithstanding the foregoing, CAIS and Atcom shall cooperate to make a joint announcement and issue a press release with respect to the execution of this Agreement at or promptly following the execution hereof.

     6.5  Cooperation.

     CAIS and the Company shall each cooperate with Atcom in Atcom's preparing solicitation materials to be sent to the Shareholders in connection with the approval of the Merger and the transactions contemplated by the Transactional Documents.

     6.6  Disclosure of Trade Secrets.

     CAIS acknowledges and agrees that certain information contained in Atcom's Disclosure Schedule may be deemed to be trade secrets, the public disclosure of which will harm Atcom's business. CAIS shall promptly notify Atcom if it is required to disclosure publicly or to any Governmental Authority (including in connection with the registration of the shares of CAIS stock issued under this Agreement) the matters disclosed in Atcom's Disclosure Schedule and shall use its best efforts to keep such information confidential and not publicly disclosed. If CAIS is compelled by any Governmental Authority to disclose such information, CAIS shall promptly notify Atcom so that Atcom can, if it so elects, seek a protective order from such disclosure.

     6.7  Indemnification and Insurance.

          (a) CAIS and the Company agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current directors and officers of Atcom as provided in the Articles of Incorporation, Bylaws of Atcom, written agreements with Atcom or insurance policies of Atcom shall survive the merger and continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, and CAIS shall guarantee the performance of Atcom, its successors and assigns under the indemnification provisions of such Articles of Incorporation, Bylaws, written agreements and insurance policies.

          (b) For a period of five years after the Effective Time, CAIS and the Surviving Corporation shall cause to be maintained directors and officers liability insurance in an amount equal to or greater than the current policy limits covering such indemnified parties; provided, however, that CAIS shall not be obligated to make annual premium insurance payments for such insurance to the extent such premiums exceed 150% of said premiums paid for 1999 by Atcom for such insurance (which premium Atcom represents and warrants to be $23,000 per annum). In the event that the annual premiums for such insurance exceeds 150% of such premiums, then CAIS and the Surviving Corporation shall maintain the maximum amount of insurance obtainable for annual premiums that equal 150% of the premiums paid by Atcom for 1999.

     6.8  Tax Certificate.

     CAIS and the Company shall each execute and deliver a tax certificate in substantially the form attached hereto as Exhibit H (the "CAIS Tax Certificate")
                                          ---------
on or before the date on which the consent solicitation materials are first mailed to the Shareholders.

     6.9  Tax-Free Treatment

     Neither CAIS nor the Company shall take any actions inconsistent with the representations set forth in the CAIS Tax Certificate.

                                 ARTICLE VII.

                  CLOSING CONDITIONS OF CAIS AND THE COMPANY

     CAIS and the Company's obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     7.1  Accuracy of Representations and Warranties.

     The representations and warranties of Atcom in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Atcom shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

     7.2  Additional Conditions to Closing.

          (a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the CAIS Common Stock to be issued to the Shareholders in connection with the Merger shall have been received.

          (b) This Agreement and the Merger shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of Atcom entitled to vote thereon by written consent.

          (c) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (d) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon CAIS or its subsidiaries or Atcom), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

     7.3  Performance of Agreements.

     Atcom or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Atcom or any of the Shareholders, as the case may be, pursuant to this Agreement, except as CAIS has otherwise consented in writing.

     7.4  Consents.

     Each of the Consents identified or required to have been identified in Part
                                                                            ----
3.5 of the Atcom Disclosure Schedule shall have been obtained and shall be in
---
full force and effect, other
than those Consents the absence of which shall not have a material adverse effect on the Company or CAIS.

     7.5  No Material Adverse Change.

     There shall not have been any material adverse change in Atcom's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

     7.6  Atcom Closing Certificates.

     In addition to the documents required to be received under this Agreement, CAIS and the Company shall also have received the following documents:

          (a) a certificate (the "Atcom Closing Certificate"), dated the Closing Date, duly executed by Atcom, certifying that (A) each of the representations and warranties made by Atcom in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that Atcom is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Article VII has been satisfied in all material respects;

          (b) copies of resolutions of Atcom, certified by a Secretary, Assistant Secretary or other appropriate officer of Atcom, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements and the Merger, and copies of written consents of the Shareholders, certified by a Secretary, Assistant Secretary or other appropriate officer of Atcom, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger;

          (c)  good standing certificate for the State of California; and

          (d) such other documents as CAIS may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Atcom, (ii) evidencing the compliance by Atcom, or the performance by Atcom of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VIII or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Merger.

     7.7  Transactional Agreements.

     Each Person (other than CAIS and the Company) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

     7.8  Dissenting Shares.

     There shall not be Dissenting Shares constituting more than five percent (5%) of the capital stock of Atcom calculated on a fully-diluted basis.

     7.9  Employment Agreements.

     Each Key Employee of Atcom shall have entered into an employment agreement with the Surviving Corporation or CAIS on terms satisfactory to CAIS in substantially the form attached hereto as Exhibit C.
                                          ---------

     7.10 Noncompetition Agreement.

     Each of (i) the Key Employees who are Shareholders and (ii) Neil Senturia shall have entered into a Noncompetition Agreement with CAIS.

     7.11 Certificate relating to "Tax-Free" treatment.

     Atcom shall have executed and delivered the Atcom Tax Certificate.

     7.12 Conversion of Preferred Stock and Exercise of Certain Atcom Warrants.

     All of the shares of each Series of Atcom Preferred Stock shall have been converted into Atcom Common Stock on the terms described in Section 3.3(b) immediately prior to the Effective Time. All of the warrants to purchase shares of Atcom Series C Preferred Stock shall have been exercised prior to such conversion.

                                 ARTICLE VIII.

                          CLOSING CONDITIONS OF ATCOM

     Atcom's obligations to effect the Closing and consummate the Merger are subject to the satisfaction of each of the following conditions:

     8.1  Employment Agreements.

     Each Key Employee of Atcom shall have entered into an employment agreement with the Company on terms satisfactory to the Company in substantially the form attached hereto as Exhibit C.
                   ---------

     8.2  Accuracy of Representations and Warranties.

     The representations and warranties of the Company and CAIS in this Agreement shall have been true and correct as of the Closing and each of the Company and CAIS shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

     8.3  Additional Conditions to Closing.

          (a) This Agreement and the Merger shall have been approved and adopted by the favorable vote of the sole shareholder of the Company.

          (b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon CAIS or its subsidiaries or Atcom), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable the consummation of the Merger.

     8.4  CAIS Closing Certificates.

     Atcom and the Shareholders shall have received the following documents:

          (a) a certificate (the "CAIS Closing Certificate"), dated the Closing Date, duly executed by CAIS and the Company, certifying that (A) each of the representations and warranties made by CAIS and the Company in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that CAIS or the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Article VIII has been satisfied in all respects;

          (b) copies of resolutions of CAIS and the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of CAIS and the Company, respectively, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger, and copies of resolutions of the meeting of shareholders of the Company (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Merger;

          (c) with respect to CAIS, good standing certificates for the State of Delaware and the District of Columbia, and with respect to the Company, a good standing certificate for the States of Delaware and California; and

          (d) such other documents as Atcom may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by CAIS and the Company, (ii) evidencing the compliance by CAIS and the Company with, or the performance by CAIS and the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this
Article VIII, or (iv) otherwise facilitating the consummation or performance of the Merger.

     8.5  No Material Adverse Change.

     There shall not have been any material adverse change in CAIS's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement; provided, however, that a decrease in the trading price
                        --------  -------
of CAIS Common Stock shall not of itself be considered a material adverse change.

     8.6  Performance of Agreements.

     CAIS or the Company, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by CAIS or the Company, as the case may be, pursuant to this Agreement, except as Atcom has otherwise consented in writing.

     8.7  Consents.

     Each of the Consents identified or required to have been identified in Part
                                                                            ----
4.4 of the CAIS Disclosure Schedule shall have been obtained and shall be in
---
full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company or CAIS.

     8.8  Registration Rights Agreement.

     CAIS shall have entered into a Registration Rights Agreement with all of the Shareholders, which shall provide, among other things, that (i) CAIS shall use its best efforts to file with the SEC and have declared effective on or before November 21, 1999 a registration statement on Form S-1 registering for resale all of the shares of CAIS Common Stock to be issued in the Merger (including shares of CAIS Common Stock issuable upon exercise of warrants to purchase Atcom Common Stock assumed hereunder), (ii) the Shareholders shall be granted piggyback registration rights, subject to customary underwriter's cutbacks and other limitations (iii) the Shareholders shall make customary investor representations to CAIS, (iv) the Shareholders shall agree to the matters set forth in Article XI and (v) CAIS and the Shareholders shall indemnify each other for such events as are customary.

     8.9  CAIS Stock.

     On the Closing Date, the CAIS Common Stock to be issued to the Shareholders in connection with the Merger shall be listed for trading on the Nasdaq National Market.

     8.10 Consulting Agreement.

     CAIS shall have entered into a consulting agreement in the form attached hereto as Exhibit G with Mr. Neil Senturia.
          ---------

     8.11 Certificate relating to "Tax-Free" treatment.

     CAIS and the Company shall have executed and delivered the CAIS Tax Certificate.

     8.12 Conversion of Preferred Stock and Exercise of Certain Atcom Warrants.

     All of the shares of each Series of Atcom Preferred Stock shall have been converted into Atcom Common Stock on the terms described in Section 3.3(b) immediately prior to the Effective Time. All of the warrants to purchase shares of Atcom Series C Preferred Stock shall have been exercised prior to such conversion.

     8.13 Payment of Costs and Expenses.

     CAIS shall have paid all documented costs and expenses incurred by Atcom in connection with the Merger up to a maximum amount of $1,500,000. Any such costs and fees in excess of such maximum amount shall be solely the obligation of the Shareholders.

                                  ARTICLE IX.

                              FURTHER ASSURANCES

     Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VII and VIII.

                                  ARTICLE X.

                           SURVIVAL; INDEMNIFICATION

     10.1 Survival

     Subject to Section 10.8, the covenants, agreements, representations and warranties of each of Atcom, the Company and CAIS contained in this Agreement shall survive the Closing until April 15, 2000, after which time claims for indemnity pursuant to this Article X may no longer be made. Notwithstanding the preceding sentence, any claim for indemnification regarding any covenant, agreement, representation or warranty sought under
Section 10.2 shall survive the time at which such covenant, agreement, representation or warranty shall terminate pursuant to the preceding sentence, if notice of such claim for indemnification shall have been given to the party against whom such indemnity is sought prior to such time. The covenants, agreements, representations and warranties of each of Atcom, the Company and CAIS and the rights and remedies that may be exercised by any Indemnitee or Shareholder shall not be limited, diminished or otherwise affected by or as a result of any information that may have been provided, any investigation or examination that may have or be made by, or any Knowledge of, any Indemnitee or any other party on behalf of any Indemnitee, or any Shareholder or any other party on behalf of any Shareholder, except as otherwise contemplated herein.

     10.2 Indemnification by Shareholders

     The Shareholders severally and not jointly agree that the Escrow Amount shall be available to the extent provided in this Article X and in the Escrow Agreement to compensate each of CAIS and, effective at and as of the Effective Time, without duplication, the Surviving Corporation and each of their respective subsidiaries and affiliates and each of their respective officers, directors and shareholders (other than the Shareholders) (each in its capacity as an indemnified party, an "Indemnitee") for any and all losses, liabilities, damages, judgments, rulings, assessments and any and all amounts paid in settlement of or related to any claim or litigation or amounts mutually agreed to by CAIS and the Shareholder Representative (collectively, "Actual Damages"), and any and all costs and expenses, interest, penalties, reasonable attorneys' fees and any and all other expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever (collectively "Litigation Damages," together with "Actual Damages," "Damages") (Damages in each case shall be net of the amount of any insurance proceeds, indemnity or contribution actually recovered by such Indemnitee and such Indemnitee shall use commercially reasonable efforts to recover such amounts), incurred by such Indemnitee as a result of, arising out of or incident to any of the following with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period described in
Section 10.1: (i) any breach of any representation or warranty of Atcom set forth herein or in any other Transactional Document, or in any certificate or other document delivered in connection herewith or therewith, or (ii) any breach by Atcom of any covenant, agreement, or obligation contained herein or in the Escrow Agreement, or in any certificate or other document delivered in connection herewith or therewith except to the extent waived in writing by CAIS.

     10.3 Indemnification by CAIS and the Company

     Subject to Section 10.8, CAIS and the Company jointly and severally agree to compensate the Shareholders for any and all Damages (Damages in each case shall be net of the amount of any insurance proceeds, indemnity or contribution actually recovered by such Shareholder and such the Shareholder Representative shall use commercially reasonable efforts to recover such amounts), incurred by the Shareholders as a result of, arising out of or incident to any of the following with respect to which a claim for indemnification is brought by the Shareholder Representative within the applicable survival period described in
Section 10.1 for:

(i) any breach of any representation or warranty of CAIS or the Company set forth herein or in any other Transactional Agreement to which they are a party, or in any certificate or other document delivered in connection herewith or therewith, or (ii) any breach by CAIS or the Company of any covenant, agreement, or obligation contained herein or in any other Transactional Agreement to which they are a party, or in any certificate or other document delivered in connection herewith in each case, except to the extent waived in writing by the Shareholder Representative; provided, however, that the obligations of CAIS and the Company under this Article X shall in no event exceed in the aggregate an amount equal to the Escrow Amount.

     10.4 Third Person Claims

     Promptly after an Indemnitee or a Shareholder (an "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to the claim with respect thereto being made under this Article X, give the Shareholder Representative or CAIS, as applicable, written notice of such claim or the commencement of such action or proceeding; provided, however that the failure to give such notice will not affect the Indemnified Parties' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Shareholder, CAIS or the Company (each, an "Indemnifying Party") has been actually prejudiced as a result of such failure. If the Indemnifying Party notifies the Indemnified Party within 30 days from the receipt of the foregoing notice that it wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made hereunder that have not been settled, is less than the remaining balance of the Escrow Amount, then the Indemnifying Party shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the Indemnified Party. In the event that the Shareholders are the Indemnified Parties, the Shareholder Representative shall be entitled to reimbursement out of the Escrow Amount for such defense. The Indemnified Party may participate in the defense, at its sole expense, of any such claim for which the Indemnifying Party shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Indemnifying Party shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings. The Indemnified Party shall be entitled to indemnification under Sections 10.2 or 10.3 (subject to the limitations set forth in Section 10.6) for the reasonable fees and expenses of its counsel for any periods during which the Indemnifying Party has not assumed the defense of any claim. Whether or not the Indemnifying Party shall have assumed the defense of any claim, neither the Indemnified Party nor the Indemnifying Party shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within ten business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Article X.

     10.5 Method of Payment

     Subject to Section 10.8, the Indemnitees shall be entitled to satisfy claims for indemnification pursuant to this Article X only from the Escrow Amount. To the extent that any Indemnitee is entitled to indemnification hereunder, the Escrow Amount shall be valued as provided in the Escrow Agreement.

     10.6 Limitations

     Notwithstanding any other provision in this Article X, Indemnitees or the Shareholders, as applicable, shall not be entitled to indemnification until the aggregate Damages exceed $50,000 (the "Threshold"), at which point the Shareholders or Indemnitees, as applicable, shall be liable for the full amount of all such claims, including the Threshold.

     10.7 Maximum Liability and Remedies

     Subject to Section 10.8, the rights of the Indemnitees to make claims upon the Escrow Amount in accordance with this Article X shall be the sole and exclusive remedy of the Indemnitees after the Effective Time for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered in connection herewith (except as expressly provided in the Escrow Agreement) and no Shareholder, and no Person who is or was an optionholder, warrantholder, director, officer, employee or agent of Atcom prior to the Effective Time shall have any personal liability to CAIS or the Surviving Corporation after the Closing Date in connection with the Merger.

     10.8 Exceptions to Limitations

     Notwithstanding anything to the contrary set forth in this Article X or in the Escrow Agreement, none of the provisions of this Article X or the Escrow Agreement shall in any manner limit the liability of CAIS, the Company, Shareholders, or any Person who is or was an optionholder, warrantholder, director, officer, employee or agent of Atcom or any of the foregoing prior to the Effective Time, with respect to (i) claims of fraud or (ii) any criminal matters.

     10.9 Shareholder Representative

          (a) Each Shareholder irrevocably authorizes, directs and appoints Neil Senturia to act as sole and exclusive agent, attorney-in-fact and representative of such Person and such Person's heirs, representatives and successors to (i) take any and all actions (including without limitation executing and delivering any documents), incurring any costs and expenses for the account of the Shareholders and making any and all determinations which may be required or permitted to be taken by the Shareholders in connection with this
Article X or the Escrow Agreement; and (ii) exercise such rights, power and authority as are incidental to the foregoing. Any actions, exercises of rights, power or authority and any decisions or determinations made by the Shareholder Representative shall be absolutely and irrevocably binding on each Shareholder as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity.

          (b) With respect to the matters covered by or related to this Article X and the Escrow Agreement, (i) each Shareholder irrevocably relinquishes its right to act independently and other than through the Shareholder Representative with respect to such subject matter (except with respect to appointment of a successor Representative), and (ii) no Shareholder shall have any right to institute any suit, action or proceeding against Atcom, CAIS, the Company, the Surviving Corporation or the Escrow Agent with respect to any such matter, any such right being irrevocably and exclusively delegated to the Shareholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to CAIS or an Indemnitee by a Shareholder other than through the Shareholder Representative shall be of no effect, and each notice delivered by CAIS or any other Indemnitee to the Shareholder Representative shall be effective as against each Shareholder; provided, that CAIS and the other
                                       --------
Indemnitees may elect at their sole discretion to give effect to any notice delivered by any Shareholder.

          (c)  The Shareholder Representative may resign at any time upon thirty
(30) days notice by submitting a written resignation to CAIS, with copies to all other Shareholders at their addresses on the stock books of Atcom. In the event of the death, physical or mental incapacity or resignation of the Shareholder Representative, the Shareholders shall promptly (and in any event within thirty
(30) days of notice of such event) appoint a successor Shareholder
Representative.

                                  ARTICLE XI.

                       RESTRICTIONS ON CAIS COMMON STOCK

     11.1 Restrictive Legend.

     All certificates representing the CAIS Common Stock deliverable to the Shareholders pursuant to this Agreement and any certificates subsequently issued with respect thereto or in substitution therefor, unless the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied, shall bear a legend substantially as follows, in addition to any legend CAIS determines is required pursuant to any applicable legal requirement:

     "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Agreement and Plan of Merger dated as of August 4, 1999, a copy of which Agreement and Plan of Merger CAIS, Inc. will furnish, without charge, to the holder of this certificate upon written request therefor."

     CAIS, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for the CAIS Common Stock but not as to the certificates for any part of the CAIS Common Stock as to which said legend is no longer appropriate when the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied.

     11.2 Lock-Up Agreement.

          (a) No Shareholder shall sell or otherwise transfer or dispose of any CAIS Common Stock held by the Shareholder through November 21, 1999. If requested by an underwriter of CAIS Common Stock, Shareholder will reaffirm the agreement set forth in this Section 11.2 in a separate writing in a form satisfactory to such underwriter. CAIS may impose stop-transfer instructions with respect to such CAIS Common Stock subject to the foregoing restriction until the end of said period.

          (b) Notwithstanding anything in this Agreement to the contrary, in connection with any public offering of the capital stock of CAIS (a "Follow-On Offering"), each Shareholder agrees that, if requested by the managing underwriter of the Follow-On Offering, such Shareholder shall not, directly or indirectly, sell, offer, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of, any CAIS Common Stock, without the prior written consent of CAIS and the managing underwriters of the Follow-On Offering for a period of ninety (90) days from the effective date of the registration statement under the Securities Act relating to such Follow-On Offering and to the extent otherwise permissible under the requirements for a tax-free Merger; provided, however,
                                                          --------  -------
that all officers and directors of CAIS enter into similar agreements; and provided, further, that the Shareholders have been provided the opportunity to
--------  -------
participate in such Follow-On Offering, subject to any applicable cutback arrangements. This restriction shall be binding upon any transferee of the CAIS Common Stock and the certificates for the CAIS Common Stock shall bear a legend to such effect. In order to enforce the foregoing covenant, CAIS may impose stop-transfer instructions with respect to the CAIS Common Stock until the end of such period.

                                 ARTICLE XII.

                                  TERMINATION

     12.1 Termination.

     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Shareholders:

          (a)  by mutual written consent of CAIS and Atcom;

          (b) by CAIS if (i) there is a material Breach of any covenant or obligation of Atcom; provided however, that if such Breach or Breaches are capable of being cured prior to the Effective Time, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) CAIS reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of CAIS to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

          (c) by Atcom if (i) there is a material Breach of any covenant or obligation of CAIS or the Company; provided however, that if such Breach or Breaches are capable of being cured prior to the Effective Time, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Atcom reasonably determines that the timely satisfaction of any condition set forth in Article VIII has become impossible or impractical (other than as a result of any failure on the part of Atcom to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

          (d) by CAIS if the Closing has not taken place on or before September 15, 1999 (other than as a result of any failure on the part of CAIS or the Company to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

          (e) by Atcom if the Closing has not taken place on or before September 15, 1999 (other than as a result of the failure on the part of Atcom to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

          (f) by either CAIS or Atcom if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the
                                                   --------  -------
party seeking to terminate this Agreement pursuant to this clause (f) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

          (g) by CAIS, upon written notice to Atcom, if any approval of the Shareholders required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote.

     12.2 Termination Procedures.

     If CAIS wishes to terminate this Agreement pursuant to Section 12.1, CAIS shall deliver to Atcom a written notice stating that CAIS is terminating this Agreement and setting forth a brief description of the basis on which CAIS is terminating this Agreement. If Atcom wishes to terminate this Agreement pursuant to Section 12.1, Atcom shall deliver to CAIS a written notice stating that Atcom is terminating this Agreement and setting forth a brief description of the basis on which Atcom is terminating this Agreement.

     12.3 Effect of Termination.

     In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. Moreover, in the event of termination of this Agreement, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Merger, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that:
                                      --------  -------

          (a) Atcom shall, in all events, remain bound by and continue to be subject to Section 5.8; and

          (b) CAIS and the Company shall, in all events, remain bound by and continue to be subject to Section 6.4.

Notwithstanding the above, both CAIS and Atcom shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

                                 ARTICLE XIII.

                                 MISCELLANEOUS

     13.1 Expenses.

     Except as otherwise set forth herein, each of the parties to the Merger shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

     13.2 Entire Agreement.

     This Agreement, the other Transactional Agreements and the letter agreement with Volpe Brown Whalen & Company dated as of the date hereof contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

     13.3 Press Releases and Public Announcements.

     Prior to the Closing Date, neither of CAIS (the Company as its wholly-owned subsidiary) nor Atcom shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. CAIS and Atcom will cooperate to jointly prepare and issue any press release which may be issued to announce the closing of the transaction contemplated by this Agreement.

     13.4 Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     13.5 Descriptive Headings.

     The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

     13.6 Notices.

     Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the date delivered personally, or five (5) days after posting by registered or certified mail, postage prepaid, addressed as follows:

     If to the Company or CAIS:    CAIS Internet, Inc.
                                   1255 22nd Street, N.W.
                                   Washington, D.C.  20037
                                   Attention:  Ulysses Auger

     With a copy to:               Morrison & Foerster LLP
                                   2000 Pennsylvania Avenue, NW
                                   Suite 5500
                                   Washington, D.C.  20006-1888
                                   Attention:  Morris F. DeFeo, Jr., Esq.

     If to Atcom:                  Atcom, Inc.
                                   308 G. Street
                                   San Diego, California  92101
                                   Attention:  W. Steven Nye

     With a copy to:               Heller Ehrman White & McAuliffe
                                   4250 Executive Square, 7th Floor
                                   La Jolla, California  92037
                                   Attention: Randall K. Broberg, Esq.

or to such other address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

     13.7 Choice of Law

     This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to choice of law principles.

     13.8  Binding Effect; Benefits

     This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.9  Assignability

     Neither this Agreement nor any of the parties' rights hereunder shall be assignable by either party without the prior written consent of the other party and any attempted assignment without such consent shall be void.

     13.10 Waiver and Amendment

     Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

     13.11 Attorneys' Fees.

     In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                                        CAIS:

                                        CAIS Internet, Inc.

                                        By: /s/ Gary Rabin
                                            --------------------------------
                                           Name: Gary Rabin
                                                 ---------------------------
                                           Title: Executive Vice President
                                                  --------------------------

                                        THE COMPANY:

                                        CIAM Corp.

                                        By: /s/ Gary Rabin
                                            --------------------------------
                                           Name: Gary Rabin
                                                 ---------------------------
                                           Title: Executive Vice President
                                                  --------------------------

                                        ATCOM:

                                        Atcom, Inc.

                                        By: /s/ Wendell S. Nye
                                            --------------------------------
                                           Name: Wendell S. Nye
                                                 ---------------------------
                                           Title: President & CEO
                                                  --------------------------

                                   Exhibit A

                              Certain Definition

For purposes of the Agreement (including this Exhibit A):
                                              ---------

     Acquisition Proposal. "Acquisition Proposal" shall have the meaning specified in Section 6.6 of the Agreement.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale or other disposition of all or any substantial portion of the Company's business or assets (other than in the Ordinary Course of Business);

          (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

          (c) any merger, consolidation, business combination, share exchange, merger or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Amended and Restated Agreement and Plan of Merger to which this Exhibit A is attached (including all Disclosure
                             ---------
Schedules and all Exhibits), as it may be amended from time to time.

     Agreement of Merger. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

     Atcom Board. "Atcom Board" shall mean the duly elected board of directors of Atcom.

     Atcom Closing Certificate. "Atcom Closing Certificate shall have the meaning specified in Section 7.6 of the Agreement.

     Atcom Common Stock. "Atcom Common Stock" shall mean the shares of common stock of Atcom.

     Atcom Contract.  "Atcom Contract" shall mean any Contract:

          (a)  to which Atcom is a party;

          (b) by which Atcom or any of its assets is or may become bound or under which Atcom has any obligation; or

          (c)  under which Atcom has or may acquire any right or interest.

     Atcom Disclosure Schedule. "Atcom Disclosure Schedule" shall have the meaning specified in Article III of the Agreement.

     Atcom Options. "Atcom Options" shall have the meaning specified in Section 2.2(b) hereof.

     Atcom Returns.  "Atcom Returns" shall have the meaning specified in Section
3.14 of the Agreement.

     Average CAIS Stock Price. "Average CAIS Stock Price" shall refer to the average of the closing price of the Common Stock of CAIS on the Nasdaq Stock Market for the ten (10) trading days ending on the second to last trading day prior to a given date.

     Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

     CAIS. "CAIS" shall have the meaning specified in the first paragraph of the Agreement.

     CAIS Closing Certificate. "CAIS Closing Certificate" shall have the meaning specified in Section 9.4 of the Agreement.

     CAIS Common Stock. "CAIS Common Stock" shall mean the shares of common stock of CAIS.

     CAIS SEC Reports.  "CAIS SEC Reports" shall have the meaning specified in
Section 4.6 of the Agreement.

     Certificates.  "Certificates" shall have the meaning specified in Section
2.3 of the Agreement.

     CGCL. "CGCL" shall have the meaning specified in the Recitals of the Agreement.

     Closing. "Closing" shall have the meaning specified in Section 2.8 of the Agreement.

     Closing Date.  "Closing Date" shall have the meaning specified in Section
2.8 of the Agreement.

     Code. "Code" shall have the meaning specified in the Recitals of this Agreement.

     Company.  "Company" shall mean CIAM Corp., a California corporation.

     Company Board. "Company Board" shall mean the duly elected board of directors of the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean, with respect to any Person, any agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

     Damages. "Damages" shall mean the amount of any loss, damage, injury, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge or cost (including any cost of investigation).

     Disclosure Schedule Update. "Disclosure Schedule Update" shall have the meaning specified in Section 5.4 of the Agreement.

     Dissenting Shares.  "Dissenting Shares" shall have the meaning specified in
Section 2.10 of the Agreement.

     Effective Time.  "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     End-User Licenses.  "End-User Licenses" shall have the meaning assigned in
Section 3.6 of the Agreement.

     Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Claims. "Environmental Claims shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notice of noncompliance or violation, investigations or proceedings relating to any law or any permit issued under any such Law (hereafter "Claims"), including without limitation (a) any and all

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

Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or other environment from release or disposal of Hazardous Materials.

     Environmental Laws. "Environmental Laws" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the protection of the environment, health, safety from the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.; the Resource Conservation and Recovery
                               -- ----
Act, as amended, 42 U.S.C. (S) 9601 et seq.; the Federal Water Pollution Control
                                    -- ----
Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic Substances Control Act,
                                    -- ----
15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; the
                   -- ----                                        -- ----
Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the Oil Pollution Act of
                                            -- ----
1990, 33 U.S.C. (S) 2701 et seq.; and their state and local counterparts and
                         -- ----
equivalents.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     Escrow Agreement.  "Escrow Agreement" shall have the meaning specified in
Section 2.4 of the Agreement.

     Escrow Amount.  "Escrow Amount" shall have the meaning assigned in Section
2.4 of the Agreement.

     Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     Exchange Ratio.  "Exchange Ratio" shall have the meaning assigned in
Section 2.1 of the Agreement.

     Financial Statements. "Financial Statements" shall have the meaning specified in Section 3.8 of the Agreement.

     Follow-On Offering. "Follow-On Offering" shall have the meaning assigned in Section 11.2 of the Agreement.

     GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     Governmental Authorization.  "Governmental Authorization" shall mean any:

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

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b)  right under any Contract with any Governmental Body.

     Governmental Body.  "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

          (d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     Hazardous Materials. "Hazardous Materials" shall mean any hazardous substance, pollutant, contaminant, flammable explosives, radioactive materials and hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Environmental Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any federal, state or local government under Environmental Law and any petroleum, waste oil and petroleum by-products, asbestos in any form, urea formaldehyde, and transformers or other equipment that contain levels of polychlorinated biphenyls.

     Key Employees. "Key Employees" shall refer to each of Thomas Caldwell, Carolyn Lewis, W. Stephen Nye, Gregory Ricchuti, Keith Olson, Ed Van Horne and Peter Van Horne.

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a)  such individual is actually aware of such fact or other matter;
or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge of such fact or matter.

     Leased Premises.  "Leased Premises" shall have the meaning specified in
Section 3.9 of the Agreement.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, where applicable, shall include any rule or requirement of the Nasdaq National Market.

     Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     Member of the Controlled Group. "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, which would be treated as a single employer with Atcom under Section 4001 of ERISA or Section 414(b),
(c), (m) or (o) of the Code.

     Merger. "Merger" shall have the meaning specified in the Recitals of the Agreement.

     Millennial Dates.  "Millennial Dates" shall have the meaning assigned in
Section 3.24 of the Agreement.

     Multiemployer Plan.  "Mutiemployer Plan" shall mean a plan described in
Section 3(37) of ERISA.

     Order.  "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is consistent with the Company's past practices and taken in the ordinary course of the Company's normal operations; or

          (b) such action is taken in accordance with such party's customary business practices.

     Pension Plan. "Pension Plan" shall mean either a plan described in Section 3(35) of ERISA.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Plans. "Plans" shall have the meaning specified in Section 3.22 of the Agreement.

     Post-Closing Period. "Post-Closing Period" shall means any taxable period (or portion thereof) beginning after the close of business on the Closing Date.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

     Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

     Registration Rights Agreement. "Registration Rights Agreement" shall mean an agreement substantially in the form of Exhibit F.
                                          ---------

     Related Party.  Each of the following shall be deemed to be a "Related
Party":

          (a)  each individual who is a director or an officer of Atcom;

          (b) each member of the family of each of the individuals referred to in clause "(a)" above; or

          (c) any other Person who is an "affiliate" of Atcom within the meaning of the Securities Act.

     Representatives. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of CAIS, all subsidiaries of CAIS, including the Company, and all such

Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Atcom.

     Returns. "Returns" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     SEC.  "SEC" shall mean the Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Straddle Period. "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

     Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     Takeover Statute. "Takeover Statute" shall mean any fair price, moratorium, control share acquisition or other similar anti-takeover statute.

     Taxes. "Taxes" shall mean (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition-to-tax or additional amount imposed by a Governmental Body, (b) any liability of an Entity for the payment of any amount of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any liability of an Entity for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Entity.

     Tax Sharing Agreement. "Tax Sharing Agreement" shall mean any existing Tax sharing agreements or arrangements (whether or not written) binding Atcom and any other agreement or arrangement (including any arrangement required or permitted by law) which (a) requires Atcom to make any Tax payment to or for the account of any other person, (b) affords any other person to utilize any tax attributes of Atcom to reduce such other person's Taxes, (c) affords Atcom the ability to utilize any tax attributes of any other person to reduce any Taxes of Atcom, (d) requires or permits the transfer or assignment of income, revenues, receipts, or gains, or (e) requires or permits Atcom to determine its Tax liability by taking into account or by reference to the Tax liability, income, revenues, receipts or gains of any other person.

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

     Transactional Agreements.  "Transactional Agreements" shall mean:

          (a)  this Agreement;

          (b)  the Escrow Agreement;

          (c)  the Registration Rights Agreements; and

          (d)  the Agreement of Merger.

     Unaudited Interim Balance Sheet. "Unaudited Interim Balance Sheet" shall have the meaning specified in Section 3.8 of the Agreement.

     Year 2000 Compliant. "Year 2000 Compliant" shall have the meaning assigned in Section 3.24 of the Agreement.

                                   Exhibit B

                           Form of Escrow Agreement

                                   Exhibit C

                   Form of Key Employee Employment Agreement

                                   Exhibit D

                         Form of Atcom Tax Certificate

                                   Exhibit E

                       Form of Noncompetition Agreement

                                   Exhibit F

                     Form of Registration Rights Agreement

                                   Exhibit G

                     Form of Senturia Consulting Agreement

                                   Exhibit H

                         Form of CAIS Tax Certificate

                                  Schedule 1

                             Atcom Securityholders

                           Atcom Disclosure Schedule